Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Ian Bailey
(305) 982-2625
For Immediate Release
ROYAL CARIBBEAN ANNOUNCES $250 MILLION SENIOR NOTES OFFERING
MIAMI – June 29, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced that it has commenced an offering of $250 million aggregate principal amount of 6-year Senior Notes. The offering of the Senior Notes is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission. The company plans to use the proceeds from the offering for general corporate purposes, including repayment of amounts outstanding under its unsecured revolving credit facility.
As part of its prospectus supplement for the offering, the company provided a business update and details of the effects of the H1N1 virus outbreak and rising fuel prices.
Overall, the company reported booking volumes and pricing levels have remained stable and consistent with prior guidance. With the exception of the Spanish market, the peak summer products are performing consistent with prior guidance. While it is still early, the trajectory of both rate and volume – especially as it relates to its newer ships – points to improving yields in 2010.
Since the company last provided guidance on April 23, 2009 the H1N1 virus outbreak and rising fuel prices have negatively impacted what otherwise would be considered a stabilizing operating environment. On April 23, the company provided guidance of 2009 earnings per share of approximately $1.35 plus or minus $0.10 per share for every 10% change in fuel prices. Since then, the price of oil has risen approximately 45%. On June 9, the company estimated the effects of the H1N1 virus on 2009 earnings per share to be approximately ($0.22) per share.

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In the prospectus supplement, the company provided further guidance that:
1.	Hedging and fuel cost management have mitigated the impact of increasing oil prices and that full year fuel expense would now be up only $0.12 per share at today’s prices;

2.	Other Income and Expense for the second quarter is expected to be worse than prior guidance due mainly to foreign currency adjustments to the balance sheet and for ineffectiveness related to hedging amounting to about $0.10 per share; and

3.	Interest on the senior notes is expected to increase interest expense for the year by approximately $0.05 per share.

4.	Fuel consumption is currently hedged at 48%, 50% and 45% for 2009, 2010 and 2011, respectively.
Commenting on the bond offering, Richard D. Fain, chairman and chief executive officer noted, “Although there are clear signs of stabilization in our business and we enjoy solid liquidity, we believe prudence dictates that we be proactive and opportunistic in these uncertain and volatile financial markets.”
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 37 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.
     Certain statements in this news release are forward-looking statements. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the adverse impact of the continuing worldwide economic downturn on the demand for cruises, the impact of the economic downturn on the availability of our credit facility and our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt payment requirements and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, the uncertainties of conducting business internationally and expanding into new markets, the volatility in fuel prices an foreign exchange rates, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, impact of problems encountered at shipyards and their subcontractors including insolvency or financial difficulties, vacation industry competition and changes in industry capacity and overcapacity, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, the impact of emergency ship repairs, including the related lost revenue, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, the international political climate, fears of terrorist and pirate attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the impact of changes or disruptions to external distribution channels for our guest bookings, the loss of key personnel or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

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